Exhibit 4.1

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE

BY AND AMONG

PLATINUM UNDERWRITERS FINANCE, INC.,

AS ISSUER,

RENAISSANCERE HOLDINGS LTD.,

AS PARENT GUARANTOR,

PLATINUM UNDERWRITERS HOLDINGS, LTD.,

AS GUARANTOR,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY,

AS TRUSTEE

DATED AS OF JULY 1, 2015

PLATINUM UNDERWRITERS FINANCE, INC.

SERIES B 7.50% NOTES DUE JUNE 1, 2017

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture, dated as of July 1, 2015 (this “Fourth Supplemental Indenture”), to the Indenture, dated as of May 26, 2005 (the “Base Indenture”), by and among Platinum Underwriters Finance, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 140 Broadway, Suite 4200, New York, New York 10005 (the “Company”), RenaissanceRe Holdings Ltd., a company duly organized and existing under the laws of Bermuda, having its principal office at Renaissance House, 12 Crow Lane, Pembroke, HM 19, Bermuda (the “Parent Guarantor”), as successor in interest to Platinum Underwriters Holdings, Ltd., a corporation duly organized and existing under the laws of Bermuda, having its principal office at Renaissance House, 12 Crow Lane, Pembroke, HM 19, Bermuda (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, having its principal corporate trust office at 2 North LaSalle ST, STE 1020, Chicago, Illinois 60602, as Trustee (the “Trustee”) under the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of May 26, 2005, by and among the Company, the Guarantor and the Trustee, the Second Supplemental Indenture, dated as of November 2, 2005, by and among the Company, the Guarantor and the Trustee (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of March 3, 2015 (the “Third Supplemental Indenture”), by and among the Company, the Guarantor, the Parent Guarantor and the Trustee, is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Company, as issuer, and the Guarantor, as a guarantor, have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of the Company’s notes, debentures or other evidences of its unsecured indebtedness (the “Securities”), unlimited as to principal amount;

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee the Second Supplemental Indenture providing for the issuance of (i) the Company’s Series B 7.50% Notes due June 1, 2017 (the “Notes”) and (ii) the guarantee (the “Guarantee”) by the Guarantor of the Notes;

WHEREAS, the Base Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are incorporated herein by this reference;

WHEREAS, the Base Indenture, as supplemented by the Second Supplemental Indenture and the Third Supplemental Indenture, is referred to herein as the “Indenture”;

WHEREAS, capitalized terms used herein but not defined herein have the meanings given to such terms in the Indenture;

WHEREAS, on the date hereof, the Guarantor will merge with the Parent Guarantor pursuant to the Section 104H of the Companies Act of Bermuda 1981 (as amended), with the Parent Guarantor as the surviving company (the “Merger”);

WHEREAS, in connection with the consummation of the Merger, the Parent Guarantor will assume all of the obligations of the Guarantor under the Indenture and the Guarantee, and the Parent Guarantor desires to provide a full and unconditional guarantee of the obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS, Section 11.1 and Section 11.2 of the Base Indenture provide, in part, that the Guarantor may merge into any other Person, provided that: (a) (i) the Person into which the Guarantor is merged shall be a Corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda, or any other country (including under the laws of any state, province or other political subdivision thereof) which is on the date of the Base Indenture a member of the Organization for Economic Cooperation and Development, (ii) the successor Person shall expressly assume, by a supplemental indenture executed by the successor Person and delivered to the Trustee, the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to all the Notes and the performance of every obligation in the Indenture and the Guarantees on the part of the Guarantor to be performed or observed; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Guarantor or a Designated Subsidiary as a result of such transaction as having been incurred by the Company or a Designated Subsidiary at the time of such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (c) the successor Person shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the transaction and such supplemental indenture are authorized and permitted by the Indenture and that all conditions precedent to the consummation of the transaction under the Indenture have been met;

WHEREAS, Section 10.1 of the Base Indenture provides, in part, that the Company and the Guarantor, when authorized by a Board Resolution, and the Trustee may from time to time enter into one or more indentures supplemental to the Base Indenture, without notice or consent of any Holder, to evidence the succession of another Person to the Guarantor;

WHEREAS, the Trustee has been provided with an Officer’s Certificate and an Opinion of Counsel stating that the Merger and this Fourth Supplemental Indenture are authorized and permitted by the Indenture and that all conditions precedent to the consummation of the Merger under the Indenture have been met; and

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture have been authorized by each of the Company, the Guarantor and the Parent Guarantor and all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it a valid and binding obligation of the Company, the Guarantor and the Parent Guarantor have been done or performed;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, the Parent Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

Section 1.1. Assumption of Obligations. Pursuant to, and in compliance and accordance with, Section 11.1 of the Base Indenture, the Parent Guarantor hereby expressly assumes, from and after the effective date of the Merger (the “Effective Time”), all of the obligations of the Guarantor to be performed or observed by it under the Indenture and the Guarantee.

Section 1.2 Succession and Substitution. Pursuant to, and in compliance and in accordance with, Section 11.3 of the Base Indenture, the Parent Guarantor, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this Fourth Supplemental Indenture, shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under the Indenture, with the same effect as if the Parent Guarantor had originally been named in the Indenture as the Guarantor, and the Guarantor shall be discharged from all obligations and covenants under the Indenture and the Notes.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1. Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture as supplemented by this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.2. Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 2.3. Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

Section 2.4. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.5. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Parent Guarantor and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.

PLATINUM UNDERWRITERS FINANCE, INC., as Issuer

By:	/s/ Todd R. Fonner
	Name:	Todd R. Fonner
	Title:	Senior Vice President, Chief Investment Officer and Treasurer

RENAISSANCERE HOLDINGS LTD., as Parent Guarantor

By:	/s/ Todd R. Fonner
	Name:	Todd R. Fonner
	Title:	Senior Vice President, Chief Investment Officer and Treasurer

PLATINUM UNDERWRITERS HOLDINGS, LTD., as Guarantor

By:	/s/ Todd R. Fonner
	Name:	Todd R. Fonner
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President